Exhibit 10.14
PORTIONS OF THIS EXHIBIT DENOTED WITH THREE ASTERISKS (***) HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.
AMENDMENT NO. 2 TO
PIPELINE CONSTRUCTION, OPERATION AND TRANSPORTATION COMMITMENT
AGREEMENT
     This Amendment No. 2 shall amend that certain Pipeline Construction, Operation and Transportation Commitment Agreement dated February 11, 2004 (“Agreement”) by and between Plains Pipeline, L.P., a Texas limited partnership (“Carrier”) and Coffeyville Resources Refining & Marketing, L.L.C, a Delaware limited liability company (“Shipper”), as follows:
     WHEREAS, Carrier and Shipper are parties to the Agreement and desire to amend the Agreement on the terms and conditions set forth below; and
     WHEREAS, Shipper is required on or after February 21, 2005 to take delivery from BP Crude Oil Supply Company of approximately 256,000 barrels of crude oil representing line fill from the Cushing Chicago Pipeline System at Broome Station (“Line Fill”), which Line Fill is destined for delivery to Coffeyville, Kansas via the Coffeyville Resources Crude Transportation, LLC 16-inch pipeline running from Broome Station to the Shipper’s refinery in Coffeyville, Kansas; and
     WHEREAS, although the Line Fill is not Tendered or Deemed Tendered under the Agreement, Carrier is willing to give Shipper credit for the Line Fill toward Shipper’s Volume Commitment under Sections 2.1 (Commitment and Transportation Service) and 2.3 (Deficiency Payments) of the Agreement
     NOW THEREFORE, Carrier and Shipper, intending to be legally bound, hereby agree as follows:
     1. Carrier will receive credit pursuant to Sections 2.1 and 2.3 of the Agreement, up to a maximum total of 256,000 barrels, for each barrel of Line Fill delivered by or on behalf of Shipper to Coffeyville, Kansas on or after February 21, 2005. The credit shall only be applied to Shipper’s Volume Commitment under the Agreement for the month in which the portion of the Line Fill being credited is actually delivered to Coffeyville, Kansas. If the delivery takes place in more than one calendar quarter, the Line Fill actually delivered in any calendar quarter can only be credited to the Shipper’s Volume Commitment for that calendar quarter
     Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement
     This Amendment No. 2 may be executed in counterparts, which taken together shall constitute one and the same instrument and either party to this Amendment No. 2 may execute this Amendment No. 2 by signing any such counterpart. Except as previously amended by Amendment No. 1 and as otherwise amended herein by this Amendment No. 2, the Agreement shall remain unchanged and in full force and effect, and is hereby in all respects ratified and confirmed
     IN WITNESS WHEREOF, Carrier and Shipper have executed this Amendment No 2 to be effective as of the 21st day of February, 2005

PLAINS PIPELINE, L.P.
By: Plains Marketing GP Inc., its General Partner

By:	/s/ George R Coiner Name: George R Coiner
Title: Senior Group Vice President

COFFEYVILLE RESOURCES REFINING & MARKETING, L.L.C
By:	/s/ Stanley A. Riemann
	Name:	Stanley A. Riemann
	Title:	Chief Operating Officer

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EXECUTION COPY
AMENDMENT NO. 1 TO
PIPELINE CONSTRUCTION, OPERATION AND
TRANSPORTATION COMMITMENT AGREEMENT
AMENDMENT NO. 1 (this “Amendment”), dated as of July 15, 2004, to the Pipeline Construction, Operation and Transportation Commitment Agreement (the “Commitment Agreement”) dated February 11, 2004, by and between Plains Pipeline, L.P., a Texas limited partnership (“Carrier”) and Coffeyville Resources Refining & Marketing, LLC, a Delaware limited liability company (“Shipper”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Commitment Agreement.
WITNESSETH:
     WHEREAS, the Carrier and Shipper are parties to the Commitment Agreement and desire to amend the Commitment Agreement on the terms and conditions set forth below.
     NOW THEREFORE, the Parties, intending to be legally bound, hereby agrees as follows:
     1. Amendments to the Commitment Agreement.
     (a) Section 2.1(i) of the Commitment Agreement is hereby amended by adding the following sentence at the end of subsection 2.1(i):
For the avoidance of all doubt, for purposes of this Sections 2.1 and 2.3, and Carrier’s pipeline space allocation procedures, Shipper will receive credit toward Shipper’s Volume Commitment for all shipments of Specified Crude Oil Shipper causes to be tendered by third parties on its behalf and all such third party shipments shall be deemed to be shipments of Shipper (i.e., as though Shipper were shipper of record respecting all such shipments) for purposes of this Agreement. Such third party volumes shall also be credited to Carrier’s transportation service obligations to Shipper.
     (b) Section 2.2 of the Commitment Agreement is amended by adding the following words in the seventh line thereof after the word “System” and before the word “exceed”:
“, including without limitation costs incurred to obtain necessary additional rights of way which are not currently owned by Coffeyville Resources Crude Transportation, LLC,
     2. Binding Effect. Except as hereby amended, the Agreement shall remain in full force and effect, and is hereby, in all respects, ratified and confirmed.

     3. Miscellaneous.
     (a) Execution in Counterparts. This Amendment may be executed in counterparts, which taken together shall constitute one and the same instrument and either party to this Amendment may execute this Amendment by signing any such counterpart.
     (b) Headings. The section and subsection headings appearing in this Amendment are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Amendment.
     (c) Severability. If any provision contained in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

PLAINS PIPELINE, L.P. By Plains Marketing GP Inc., its General Partner
By:	/s/ George Coiner
	Name:	George Coiner
	Title:	Senior Group Vice President

COFFEYVILLE RESOURCES REFINING & MARKETING, LLC
By:	/s/ Philip L. Rinaldi
Philip L. Rinaldi
Chief Executive Officer

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     3. Miscellaneous.
     (a) Execution in Counterparts. This Amendment may be executed in counterparts, which taken together shall constitute one and the same instrument and either party to this Amendment may execute this Amendment by signing any such counterpart.
     (b) Headings. The section and subsection headings appearing in this Amendment are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Amendment.
     (c) Severability. If any provision contained in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

PLAINS PIPELINE, L.P.
By Plains Marketing GP Inc., its General Partner

By:

Name:

Title:

COFFEYVILLE RESOURCES REFINING & MARKETING, LLC
By:	/s/ Philip L. Rinaldi
Philip L. Rinaldi
Chief Executive Officer

2

EXECUTION COPY
PIPELINE CONSTRUCTION, OPERATION AND
TRANSPORTATION COMMITMENT AGREEMENT
This Pipeline Transportation Service Agreement (this “Agreement”) dated this 11th day of February, 2004 (the “Effective Date”) is entered into by and between Plains Pipeline, L.P., a Texas limited partnership (“Carrier”) and Coffeyville Resources Refining & Marketing, LLC, a Delaware limited liability company (“Shipper”). Carrier and Shipper are sometimes referred to herein individually as “Party” and collectively as the “Parties.”
WHEREAS Shipper is in the process of acquiring from Farmland Industries, Inc. its refinery and related assets (the “Refinery”) located in Coffeyville, Kansas, the closing of which (the “Closing”) is anticipated to occur on or about February 12, 2004;
WHEREAS Carrier is proposing to construct, by the Target Completion Date (as hereinafter defined), own and operate a pipeline system comprised of a 16 inch diameter pipeline and related equipment to extend from Cushing, Oklahoma to Broom Station, Caney, Kansas for the transportation of crude oil to the Refinery and such other destinations as may hereafter be established by Carrier (the “Cushing to Broom Pipeline System”); and
WHEREAS Carrier’s obligation to construct the Cushing to Broom Pipeline System and Shipper’s obligations to ship or cause to be transported and pay are be subject to the occurrence of the Closing, notice of which Shipper will give if and when the Closing occurs;
WHEREAS Shipper has requested and Carrier has agreed to transport, or cause others to transport, the Volume Commitment (as hereinafter defined) of Specified Crude Oil (as hereinafter defined), during the term hereof, tendered by Shipper or Shipper’s agent (or others who transport volumes pursuant to request of Shipper) to Carrier pursuant to the terms and conditions of this Agreement;
WHEREAS Shipper wishes to make a firm commitment regarding the transportation of the Volume Commitment of Specified Crude Oil for the First Period (as hereinafter defined) of the term hereof on the Cushing to Broom Pipeline System; and
WHEREAS in recognition of the commitment provided by Shipper for the Cushing to Broom Pipeline System, Carrier is prepared to construct, own and operate the Cushing to Broom Pipeline System in accordance with the provisions of this Agreement.
NOW, THEREFORE, for and in consideration of the mutual benefits hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Shipper and Carrier agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. Capitalized terms used herein shall have the meanings set forth below or in FERC No. 2.
     “Commencement Date” means the day on which the Cushing to Broom Pipeline System becomes operational, as notified by Carrier to Shipper in writing.
     “Deemed Tendered” means Specified Crude Oil that Shipper proposes to tender at the Point of Origin but which Carrier is unable to transport over the Cushing to Broom Pipeline system for any reason other than Force Majeure or the fault of Shipper.

     “Destination” has the meaning given in Section 2.1.
     “FERC” means the Federal Energy Regulatory Commission.
     “FERC No. 2” means Carrier’s tariff FERC No. 2, as supplemented or superseded from time to time. A copy is attached hereto and made a part hereof.
     “First Period” means the first five years of the Term, commencing on the Commencement Date and ending on the fifth anniversary of the Commencement Date.
     “Notice to Proceed” means the notice to be given by Shipper to Carrier notifying Carrier that the Closing has occurred and that Carrier is authorized and directed to proceed to commence construction of the Cushing to Broom Pipeline System.
     “Outside Date” means the date that is nine months after the date of the Notice to Proceed.
     “Point of Origin” has the meaning given in Section 2.1.
     “Proposed FERC Tariff” means the FERC tariff to be filed by Carrier consistent with this Agreement.
     “Refinery Operating Plan” means Shipper’s annual operating plan for the Refinery which” sets forth planned outages during such year, and as such plan shall be updated by Shipper from time to time.
     “Second Period” means the period commencing at the end of the First Period and continuing for 15 years thereafter.
     “Specified Crude Oil” means crude oil falling within the ranges set forth below:
     (i) Gravity: Minimum 26 degrees API gravity at 60 degrees Fahrenheit;
     (ii) Viscosity: Maximum 90 Saybolt Universal Seconds at 60 degrees Fahrenheit;
     (iii) Pressure: Reid Vapor Pressure not to exceed 9 pounds per square inch at any time;
     (iv) Impurities: Sediment (BS&W), water and other impurities; less than 1%; each of the above as determined by the accepted A.S.T.M. Standard.
     “Target Completion Date” means the date that is eight months after the date of the Notice to Proceed.
     “Tariff Rate” has the meaning given in Section 2.2.
     “Tendered” means Specified Crude Oil that is actually tendered for delivery and is transported over the Cushing to Broom Pipeline System or Crude Oil that is Deemed Tendered.
     “Term” has the meaning set forth in Section 3.1 of this Agreement.
     “Volume Commitment” has the meaning set forth in Section 2.1.
     “Volume Deficiency” has the meaning set forth in Section 2.3.

ARTICLE II
COMMITMENT AND TRANSPORTATION SERVICE AND RATES
     2.1 Commitment and Transportation Service. Subject to the provisions of this Agreement, and FERC No. 2:
     (i) Beginning on the Commencement Date and continuing thereafter during the First Period of the Term of this Agreement, Shipper agrees to Tender, or cause others to Tender, to Carrier, pursuant to the Proposed FERC Tariff and the FERC Tariff as filed and effective from and after the Commencement Date, at Cushing, Oklahoma (the “Point of Origin”), for transportation to Broom Station, Caney, Kansas (the “Destination”) a daily average of 80,000 barrels per day of Specified Crude Oil (the “Volume Commitment”), and Carrier agrees to provide transportation service hereunder for Shipper in respect of such volumes of Specified Crude Oil Tendered.
     (ii) For the remaining 15 years of the Term and each Renewal Term, (a) Shipper agrees to Tender to Carrier, all its Specified Crude Oil required to be transported into the Refinery, up to the capacity of the Cushing to Broom Pipeline System (other than crude oil to be transported which Shipper will purchase from the crude oil gathering system owned by its affiliate Coffeyville Resources Crude Transportation, LLC (as such gathering system is configured and built on the date hereof); and (b) Carrier agrees that if Destinations, other than Broom Station for delivery to Shipper, are added to the Cushing to Broom Pipeline System during the term hereof, then Carrier shall expand the capacity throughput of the Cushing to Broom Pipeline System to accommodate the additional volumes so as to avoid any adverse impact on the volumes being transported by Shipper at such time hereunder.
     2.2 Contract Rate. Beginning on the Commencement Date and continuing thereafter during the Term of this Agreement, Shipper shall be obligated to pay for all transportation service up to the Volume Commitment for any period in accordance with the Proposed FERC Tariff and the FERC Tariff as filed and effective which shall have a minimum initial rate of $0.242 (twenty-four cents and two mills) per barrel of Specified Crude Oil (the “Initial Rate”), as such rate shall be adjusted from time to time pursuant to Section 2.4 (as so adjusted, the “Tariff Rate”); provided that (***).
In addition, the Tariff Rate shall be subject to the following viscosity surcharge (in cents per barrel) for each barrel of Specified Crude Oil shipped over the Cushing to Broom Pipeline System having a viscosity in excess of 90 Saybolt Universal Seconds (“SUS”) at 60 degrees Fahrenheit:

Viscosity	Surcharge
(SUS range)	(cents per bbl)
90-99	0.6
100-109	0.75
110-119	0.9
     2.3 Deficiency Payments. Beginning on the Commencement Date and continuing thereafter during the First Period of the Term of this Agreement, Shipper’s Volume Commitment (in barrels) for a month or part of a month (“Contract Month”) shall be determined by multiplying the daily Volume Commitment by the number of days in such Contract Month. Shipper agrees to pay Carrier the Tariff

Rate (upon invoice at the end of each calendar quarter) for any Volume Deficiency (the positive difference of subtracting the Barrels which Shipper has Tendered for a Contract Month from Shipper’s Volume Commitment for such Contract Month) remaining after crediting volumes in excess of the Volume Commitment for such quarter against such Volume Deficiencies. For avoidance of doubt, Volume Deficiencies occurring during any Contract Month during a calendar quarter may be made up utilizing volume credits arising during any other Contract Month in the same calendar quarter. There shall be no carryover volume credits or makeup of Volume Deficiencies between or among different calendar quarters except as follows:
     (i) if a Volume Deficiency occurs as a result of an event of Force Majeure, then Shipper’s Volume Deficiency shall be reduced to the extent that Shipper’s deliveries are directly affected by such event of Force Majeure. In addition, In the event Carrier’s obligations or services are directly affected by an event of Force Majeure, such obligations or services of Carrier shall be relieved for the duration of such Force Majeure event. If there are any such reductions of the Volume Deficiency due to Force Majeure, the First Period shall be extended by the number of days required to achieve the cash revenue equal to or greater than the deficiency payment otherwise required by this provision, “Force Majeure” means an event beyond the reasonable control of the party affected which unexpectedly impedes such party’s performance hereunder, which shall include without limitation an act of God, fire, flood, war, military action or act of public enemy, national emergency, blackout or other failure of utilities, general failure of the banking or postal system, vandalism or other criminal acts, acts of terrorism, quarantine, the authority of law, strikes, riots, civil disorder, or action, requisition or necessity of a government entity.
     (ii) If a Volume Deficiency occurs as a result of planned outages under the Refinery Operating Plan , then Shipper’s Volume Deficiency shall be reduced to the extent that Shipper’s deliveries are directly affected by such planned outages under the Refinery Operating Plan up to a maximum reduction in the Volume Commitment of 10,000 barrels per day on an average basis over any calendar year of the First Period, (In other words, the Volume Commitment shall in no event be reduced below 70,000 barrels per day for any calendar year as a result of planned outages under the Refinery Operating Plan.) If there are any such reductions of the Volume Deficiency due to planned outages under the Refinery Operating Plan, the First Period shall be extended by the number of days required to achieve the cash revenue equal to of greater than the deficiency payment otherwise required by this provision.
     2.4 Revisions to Contract Terms or Contract Rate. Except as provided in this provision during the Term of this Agreement, Carrier will not revise the terms of the Proposed FERC Tariff after it is filed and effective. No more than once a year and upon thirty (30) days written notice to Shipper, Carrier shall have the right, at its sole discretion, to adjust the rate payable for transportation under the filed and effective FERC Tariff by the indexing methodology set by the FERC pursuant to 18 C.F.R §342.3. In addition, Carrier reserves the right to seek tariff surcharges or increases due to (i) increased costs for utility services, including costs for electricity and natural gas service; and (ii) new state or federal regulatory rules or regulations that are implemented that require Carrier to make capital improvements; provided that increases to account for capital improvements made pursuant to clause (ii) shall be amortized over a five-year period, net of tax benefits, with an interest factor of the prime rate as published in the Wall Street Journal from time to time plus 1.5% per annum on such net amount.
     2.5 Loss Allowance. A deduction will be made to each monthly invoice to cover the actual crude losses occurring due to evaporation, interface, losses, and other normal losses during transportation for the period covered by the applicable invoice.
     2.6 FERC Jurisdiction. This Agreement is subject to all applicable rules and regulations of the FERC. Shipper agrees that it shall not protest, file a complaint or otherwise contest in any federal or state judicial or administrative proceeding the reasonableness of the rates and charges contained in this Agreement, including the Proposed FERC Tariff as and after it is filed and effective.

ARTICLE III
TERM OF AGREEMENT AND TERMINATION
      3.1 Term. The term of Agreement shall be effective from the Effective Date and shall continue until the end of the Second Period (the “Term”), unless terminated earlier pursuant to Section 3.3 hereof. This Agreement is binding on the parties from the Effective Date but neither party shall have any affirmative performance obligations (other than Shipper’s giving notice of the Closing) until the Closing occurs, which notice Carrier shall give by facsimile upon the occurrence of the Closing. The term of this agreement for purposes of crude transportation service and payment obligations shall consist of the First Period and the Second Period thereafter, for a total commitment and service period of 20 years from the Commencement Date, unless extended pursuant to Section 2.3. Carrier shall give written notice to Shipper as to the Commencement Date in accordance with Article IV.
     3.2 Renewal Terms. At the expiry of the Term, this Agreement shall continue for consecutive renewal terms of five years each (each a “Renewal Term”) unless either party gives written notice of its desire to terminate this Agreement not later than one year prior to the end of the then-effective Term or Renewal Term, as the case may be.
     3.3 Termination. Except as provided in Section 3.2, this Agreement shall terminate if the Closing has not occurred by April 30, 2004.
ARTICLE IV
INVOICING AND PAYMENT
     4.1 Payment. Carrier shall provide Shipper with a monthly invoice on or about the fifteenth day of the month for transportation services rendered in the immediately prior month, setting forth the number of barrels Tendered (including barrels Deemed Tendered), the amount of any Volume Deficiency payment due and the calculation thereof, and the amount of any true-up for losses for the month pursuant to Section 2.5. Shipper shall render payment no later that 15 days after receipt.
ARTICLE V
PIPELINE CONSTRUCTION, OPERATION AND MAINTENANCE
     5.1 Notice to Proceed. Promptly following the Closing, Shipper shall give Carrier a Notice to Proceed, stating that the Closing has occurred and that Carrier is authorized to proceed to commence the permitting, design, engineering and construction of the Cushing to Broom Pipeline System.
     5.2 Construction. Upon receipt of the Notice to Proceed, Carrier shall immediately commence preparation of the routing and design. Shipper shall cooperate with Carrier with respect to providing assistance to grant Carrier access to Shipper’s rights of way for purposes of construction, ownership, operation and maintenance of the Cushing to Broom Pipeline System.
     5.3 Schedule and Completion. Carrier shall use its best efforts to complete the Cushing to Broom Pipeline System by the Target Completion Date, and in any event by the Outside Date, Carrier shall provide Shipper with a written status reports for each month no later than the tenth day of the succeeding month, setting forth progress and remaining activities to achieve completion, together with a status of likelihood to complete by the Target Completion Date and any anticipated delays in meeting the schedule. Carrier shall have no liability for failure to complete the Cushing to Broom Pipeline System by the Outside Date except in case of gross negligence or willful misconduct.
     5.4 Cooperation and Documentation. Shipper and Carrier shall cooperate fully at all times with each other to facilitate the timely construction of the Cushing to Broom Pipeline System, and each agrees to enter into such other documents as may be appropriate to facilitate construction and timely completion of the Cushing to Broom Pipeline System, such as rights of way, which shall include provisions for appropriate insurance respecting construction and operations on Shipper property.

Shipper will grant Carrier rights of way over Shipper’s existing rights of way sufficient for the construction, ownership, operation and maintenance of the Cushing to Broom Pipeline System by customary assignments or partial assignments with carrier’s liability as assignee commencing as and from the effective date of the assignment with assignor retaining pre-effective date obligations and conditions.
     5.5 Compliance with Laws. At all times during the Term and any Renewal Terms Carrier shall (i) operate and maintain the Cushing to Broom Pipeline System in conformance with all applicable laws and prudent pipeline operating practice and (ii) maintain adequate insurance coverage over the rights of way granted by Shipper to Carrier. Shipper shall be an additional insured and Carrier shall indemnify Shipper for all damage or loss that it may suffer in connection with Carrier’s activities on Shipper’s property. At all times during the Term and any Renewal Terms Shipper shall perform its obligations hereunder in conformance with all applicable laws
ARTICLE VI
GENERAL PROVISIONS
     6.1 Notice. All notices, requests or consents (“Notice”) required or permitted to be given hereunder shall be in writing and delivered by hand or by telecopier, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telecopy, or if mailed, three (3) days after mailing (on the day of delivery in the case of express mail or overnight courier service) as follows:
     If to Carrier:
Plains Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Fax: (713) 646-4306
Attention: Allen Hebert, Director — Business Development
     With a copy to:
Plains Pipeline, L. P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Fax: (713) 646-4216
Attention: Lawrence J. Dreyfuss, Associate General Counsel
     If to Shipper:
Coffeyville Resources Refining & Marketing, LLC
PO Box 1566
Coffeyville, Kansas 67337
Fax: 212-832-4270
Attention: Philip Rinaldi, Chief Executive Officer
     Any Party may change the address to which such communications are to be directed to it by giving written notice to the other in the manner set forth above.
     6.2 Governing Law and Jurisdiction. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Texas, without giving effect to any of the conflicts of laws provisions thereof that would require the application of the substantive laws of any other jurisdiction. The Parties, irrevocably and unconditionally (a) agree that any suit, action or other legal proceeding (collectively, “Suit”) arising out of this Agreement shall be brought and adjudicated in the United States District Court in Harris County, Texas, or, if such court will not accept jurisdiction, in any court of competent civil jurisdiction sitting in Harris County, Texas, (b) submits to the non-exclusive jurisdiction of any such court for the purposes of any such Suit and (c) waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that such Party is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum or that the venue of such Suit is improper.
     6.3 Right to Cure. In case of a breach of this Agreement by either Party, the non-breaching Party shall give the breaching party notice of the breach and a reasonable period to cure under the circumstances.
     6.4 Headings. The headings used throughout this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     6.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but except as provided below, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed or conditioned; provided that the creditworthiness of such assignee is not materially weaker than the creditworthiness of the Party making the assignment, and any such other assignment that is not consented to shall be null and void; provided further that a Party may assign this Agreement upon notice to the other Party to (a) an Affiliate of that Party, or (b) a Person or entity who (i) purchases all or substantially all of the assets of such Party, or (ii) merges, consolidates or reorganizes with that Party, and (c) Shipper shall have the right to assign this Agreement to its lenders for collateral security purposes, and Carrier agrees to co-operate with any such lenders in connection with executing a customary consent to contractual assignment for such purposes; provided further that any assignment under clause (a), (b) or (c) shall not release, affect or reduce in any way the assigning Party’s obligations under this Agreement if such assignment occurs during the First Period, unless the creditworthiness of the transferee is not materially weaker than the creditworthiness of the assignor, approval of which assignee shall not be unreasonably withheld or delayed by the non-assigning Party. It is understood and agreed that such creditworthiness of an assignee in the case of assignment by Shipper shall be measured against the remaining value of the Volume Commitment for the duration of the First Period. Nothing in this Agreement, express or implied, is intended to confer upon any Person or entity other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.
     6.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other third party, including without limitation any creditor, any remedy, claim, liability, reimbursement, cause of action or other right.
     6. 7 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
     6.8 Time of the Essence. Time and full performance hereunder by the Parties are of the essence under this Agreement.
     6.9 Entire Agreement. This Agreement together with the tariffs to be filed with FERC referenced herein constitute the entire agreement and understanding of the Parties with respect to the subject matter thereof, and supersedes all other prior and contemporaneous agreements, whether written or oral, between the Parties. This Agreement may not be modified or amended except by an instrument signed by both Parties.
[Next Page is Signature Page]
               IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PLAINS PIPELINE, L.P.
By Plains Marketing GP Inc., Its General Partner

By:	/s/ Harry N. Pefanis

Harry N. Pefanis
President and Chief Operating Officer

COFFEYVILLE RESOURCES REFINING & MARKETING, LLC

By:	/s/ Philip L. Rinaldi

Philip L. Rinaldi
Chief Executive Officer